                                 SECOND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                        PARADIGM MUSIC ENTERTAINMENT CO.

                    (Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware)

         Paradigm Music Entertainment Co. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

         FIRST: The Certificate of Incorporation of the Corporation was originally filed under the name Paradigm Records, Inc. with the Secretary of State of Delaware on August 17, 1995. A Restated Certificate of Incorporation was filed under the name Paradigm Music Entertainment Co. with the Secretary of State of Delaware on November 14, 1995.

         SECOND: This Second Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation of the Corporation. It was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law, and was approved by written consent of the stockholders of the Corporation given in accordance with the provisions of Section 228 of the General Corporation Law (prompt notice of such action having being given to those stockholders who did not consent in writing).

         THIRD: The text of the Second Restated Certificate of Incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Second Restated Certificate of Incorporation, read as follows:


                                   ARTICLE ONE

                                      NAME

                  The name of the Corporation is PARADIGM MUSIC ENTERTAINMENT COMPANY.

                                   ARTICLE TWO

                                REGISTERED OFFICE

                  The address of the Corporation's registered office in the State of Delaware is c/o Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805-1297, County of New Castle. The name of the registered agent at such address is Corporation Service Company.




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                                  ARTICLE THREE

                                    PURPOSES

                  The nature of the business or purposes to be conducted or promoted of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.



                                  ARTICLE FOUR

                                  CAPITAL STOCK

                  (A) Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, consisting of (i) Thirty One Million Nine Hundred Ninety Nine Thousand Nine Hundred (31,999,900) shares of Class A Common Stock, $.01 par value per share ("Class A Common Stock"); (ii) One Million One Hundred (1,000,100) shares of Class B Common Stock, $.01 par value per share ("Class B Common Stock");
(iii) Two Million (2,000,000 ) shares of Class E Common Stock, $.01 par value per share ("Class E Common Stock"); and (iv) Five Million (5,000,000) shares of preferred stock, $.01 par value per share.

                  (B) Reverse Stock Split. As of December 10, 1996 ("Reverse Split Date"), each three shares of Class A Common Stock and Class B Common Stock then issued and outstanding was, without any further action on the part of the Corporation or any stockholder, automatically changed and reclassified into one share of Class A Common Stock or Class B Common Stock, as the case may be, and from and after the Reverse Split Date each certificate which theretofore represented any four shares of the then issued and outstanding Class A Common Stock or Class B Common Stock shall automatically be deemed to represent one share of Class A Common Stock or Class B Common Stock, as the case may be (the "Reverse Stock Split").

                  (C) Fractional Interests. No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split and any fractional interest shall be rounded to the next highest whole share.

                  (D) Designations, Preferences, etc. The designations, preferences, powers and rights, and the qualifications, limitations and restrictions thereof, of the capital stock of the Corporation shall be as set forth in ARTICLE FIVE and ARTICLE SIX below.



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                                  ARTICLE FIVE

                                  COMMON STOCK

                  (A) General. The designations, preferences, limitations and relative rights of the Class A Common Stock, the Class B Common Stock and the Class E Common Stock shall be in all respect identical, except as stated in this Certificate of Incorporation or as otherwise required by law.

                  (B) Voting Rights.

                           (1) At each meeting of stockholders of the
Corporation and upon each proposal presented at such meeting, every holder of Class A Common Stock and Class E Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock and Class E Common Stock standing in his or her name on the stock transfer records of the Corporation and every holder of Class B Common Stock shall be entitled to five votes in person or by proxy for each shares of Class B Common Stock standing in his or her name on the stock transfer records of the Corporation.

                           (2) Except as provided in this Paragraph (B) or
Paragraphs (G) and (H) of this ARTICLE FIVE or as may be otherwise required by law, the holders of Class A Common Stock, Class B Common Stock and Class E Common Stock shall vote together as a single class with respect to all matters.

                           (3) Except as may be otherwise required by law or
stated in any Preferred Stock Designation (as defined in ARTICLE SIX), the holders of Class A Common Stock, Class B Common Stock and Class E Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Class A Common Stock, Class B Common Stock and Class E Common Stock being entitled to vote as provided in this Paragraph
(B) of this ARTICLE FIVE.

                  (C) Dividends and Distributions. Except as provided in paragraph (H) of this ARTICLE FIVE, and subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of Class A Common Stock, Class B Common Stock and Class E Common Stock shall be entitled to receive such dividends and other distributions in cash, in property or in shares of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that no cash, property or share dividend or distribution may be declared or paid on the outstanding shares of either the Class A Common Stock, the Class B Common Stock or the Class E Common Stock unless an identical per share dividend or distribution is simultaneously declared and paid on the outstanding shares of the other such class of stock; provided, further, however, that a dividend of shares may be declared and paid in Class A Common Stock to holders of Class A Common Stock, Class B Common Stock and Class E Common Stock if the number of shares paid per share to holders of Class A Common Stock, to holders of Class B Common Stock and to holders of Class E Common Stock shall be the

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same. If the Corporation shall in any manner subdivide, combine or reclassify the outstanding shares of Class A Common Stock, Class B Common Stock or Class E Common Stock, the outstanding shares of the other such class shall be subdivided, combined or reclassified proportionally in the same manner and on the same basis as the outstanding shares of Class A Common Stock, Class B Common Stock or Class E Common Stock, as the case may be, have been subdivided, combined or reclassified. A dividend in shares of Class A Common Stock may be paid to the holders of shares of any other class of the Corporation.

                  (D) Common Stock Subject to Priorities of Preferred Stock. The Class A Common Stock, Class B Common Stock and Class E Common Stock are subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as may be stated in this Certificate of Incorporation and in any Preferred Stock Designation.

                  (E) Liquidation Rights. Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders, if any, of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rate on a share for share basis to the holders of the Class A Common Stock, Class B Common Stock and Class E Common Stock, to the exclusion of the holders of the Preferred Stock.

                  (F) No Conversion of Class A Common Stock. The shares of Class A Common Stock are not convertible into or exchangeable for shares of Class B Common Stock or any other shares or securities of the Corporation.

                  (G) Conversion of Class B Common Stock.

                           (1) Optional Conversion. Each record holder of Class
B Common Stock is entitled, at any time or from time to time, to convert any or all of the shares of such holder's Class B Common Stock into fully paid and non-assessable shares of Class A Common Stock for no additional consideration, at the ratio of one share of Class A Common Stock for each share of Class B Common Stock.

                           (2) Optional Conversion Procedures.

                           (a) Each conversion of shares pursuant to Paragraph
(G)(1) of this ARTICLE FIVE hereof shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder stating the number of shares that such holder desires to convert. Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered, and at such time, the rights of any such holder with respect to the converted shares of such holder will cease and the person or persons in whose name or names the certificate or certificates for shares are to be issued upon such conversion will be deemed to have become the holder or holders of record of such shares represented thereby.

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                           (b) Promptly after such surrender, the Corporation
will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates for the Class A Common Stock issuable upon such conversion and a conversion and a certificate representing any Class B Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion, but which was not converted.

                  (3) Automatic Conversion. Each share of Class B Common Stock shall (subject to receipt of any and all necessary approvals) convert automatically into one fully paid and non-assessable share of Class A Common Stock upon its sale, gift or other transfer or upon the death of the original holder of a share or shares of Class B Common Stock.

                  (4) Issuance Costs. The issuance of certificates upon conversion of shares pursuant hereto will be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer tax) in respect thereof or other costs incurred by the Corporation in connection therewith.

                  (5) Reservation of Shares. Solely for the purpose of issuance upon conversion of such shares as herein provided, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares of Class A Common Stock as are then issuable upon the conversion of all outstanding shares of Class B Common Stock. The Corporation covenants that all shares of Class A Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable, and free from liens and charges with respect to such issue. The Corporation will take all such action as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Class A Common Stock may be listed. The Corporation will not take any action that results in any adjustment of the conversion ratio if the total number of shares of Class A Common Stock issued and issuable after such action upon conversion of the Class B Common Stock would exceed the total number of Class A Common Stock then authorized by the Restated Certificate of Incorporation, as amended.

         (G) Reissuance of Shares. Any shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall be retired and cancelled and shall not be reissued.

         (H) Class E Common Stock

                  (1) In General. The Class E Common Stock shall have all of the same rights as the Class A Common Stock and Class B Common Stock, except as specifically provided herein. On liquidation of the Corporation each outstanding share of Class E Common Stock shall have the same rights as a share of Class A Common Stock. Whenever any Class E Common Stock is outstanding, any other corporate action, including but not limited to any declaration of dividends (whether in cash, property or securities), distribution, repurchase, split or reverse split, reorganization, recapitalization, merger or consolidation, shall also affect equally all shares of Class A Common Stock, Class B Common Stock and Class E Common Stock, except that any transaction that results or would result in the holders of Class E Common Stock holding cash, new securities or other property (referred to herein as the "Class E Distribution Proceeds") shall be effected in such a fashion that the cash, new securities or other property issuable with respect to each share of Class E Common Stock shall be held in trust by the Corporation or by such other person as it may appoint. Such trust shall terminate at the Determination Date (as defined below). During the period prior to the Determination Date, the Class E Common Stock itself (in addition to the Class E Distribution Proceeds) shall remain subject to the Escrow Conditions (as defined below), so that the disposition of the Class E Common Stock and corresponding Class E Distribution Proceeds shall be subject to the same Escrow Conditions. Any earnings of the cash, new securities or other property held in such trust shall be added to the corpus thereof, all of which shall be distributed promptly after the Determination Date, to the holders of Class E Common Stock as of the Determination Date, in proportion to their holdings of Class E Common Stock, except that if none of the Escrow Conditions (as defined below) shall have been satisfied on or before the Determination Date, then such corpus shall revert to the Corporation.

                  (2) Determination Date. The Determination Date shall be the earlier to occur of (i) the date any of the Escrow Conditions are satisfied, or
(ii) March 31, 2002.

                  (3) Escrow Conditions.

                           The Escrow Conditions for the Class E Common Stock shall be:

                           (a) that the Corporation's "Minimum Pretax Income" (as defined below) shall have equalled or exceeded $7,500,000 (adjusted as set forth below) for the fiscal year ending on December 31, 1997, 1998 or 1999;

                           (b) that the Corporation's Minimum Pretax Income shall have equalled or exceeded $10,000,000 (adjusted as set forth below) for the fiscal year ending December 31, 2000;

                           (c) that the Corporation's Minimum Pretax Income shall have equalled or exceeded $12,500,000 (adjusted as set forth below) for the fiscal year ending December 31, 2001;

                           (d) that the "Bid Price" (as defined below) of the Class A Common Stock, when averaged over any 30 consecutive business days all of which are less than 18 months after the "Effective Date" (as defined below), shall have equalled or exceeded $12.50 per share, subject to adjustment in the event of any reverse stock splits or other similar events; or



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                           (e) that the Bid Price of the Class A Common Stock,
         when averaged over any 30 consecutive business days all of which are more than 18 and less than 36 months after the Effective Date, shall have equalled or exceeded $16.75 per share (subject to adjustment in the event of any reverse stock splits or other similar events).

                  (4) Definitions.

                           (a) "Minimum Pretax Income" shall mean the
Corporation's net income before provision for income taxes and exclusive of any other earning that are classified as an extraordinary item and any charges to income that may result from the release of any securities of the Corporation subject to escrow arrangements and the conversion of the Class E Common Stock into Class A Common Stock, as stated in the Corporation's financial statements for such fiscal year upon which independent auditors have given a report. For purposes of determining whether the above criteria are met at any Determination Date, the Minimum Pretax Income amounts set forth above shall be increased at any Determination Date by multiplying such Minimum Pretax Income amounts by a fraction, the numerator of which is the average weighted number of shares of Common Stock outstanding over the fiscal year for which the Escrow Condition is satisfied (including Class A and Class E Common Stock, and treating as outstanding common stock of any class issuable upon conversion of securities that are outstanding at the Determination Date and which are convertible into common stock without the payment of additional consideration ("Conversion Shares")) and the denominator of which is the sum of (i) the number of shares of Common Stock (Class A, Class E and Conversion Shares) which are outstanding (or, with respect to the Conversion Shares, treated as outstanding as set forth above) at the Effective Date, plus (ii) the number of shares of Common Stock sold under the "Registration Statement," as defined below.

                           (b) The "Registration Statement" shall mean that
certain registration statement filed by the Corporation under the Securities Act of 1933, as amended, which is the first registration statement so filed by the Corporation with the United States Securities and Exchange Commission.

                           (c) The "Effective Date" shall mean the date on which
the Registration Statement become effective within the meaning of Section 8 of the Securities Act of 1933, as amended.

                           (d) "Bid Price" shall mean the closing bid price of
the Class A Common Stock in the over-the-counter market as reported by the Nasdaq Stock Market or the closing bid price of the Class A Common Stock on a national securities exchange if the Class A Common Stock is listed thereon.

                  (5) Conversion.

                           (a) If on the Determination Date, any of the Escrow
Conditions shall have been satisfied, then each share of Class E Common Stock shall be


                                       -7-

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converted into one share of Class A Common Stock, and if on the Determination
Date none of the Escrow Conditions shall have been satisfied, then the Class E Common Stock remaining in escrow shall be redeemed by the Corporation at a price per share of $.00001 and cancelled without further obligation to the holder thereof. From and after the Determination Date the rights of the holders of Class E Common Stock shall be limited to the following: (i) in the event that any of the Escrow Conditions were satisfied at the Determination Date, the right to receive a certificate representing the number of shares of Class A Common Stock into which such Class E Common Stock was converted, and otherwise to the rights of a holder of such shares of Class A Common Stock; or (ii) in the event that none of the Escrow Conditions were satisfied at the Determination Date, no further right with respect to the Class E Common Stock, which is thereby cancelled, or with respect to any other property or securities previously issued with respect thereto.

                           (b) Solely for the purpose of issuance upon
conversion of the Class E Common Stock as herein provided, the Corporation shall, at all times, reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares of Class A Common Stock as are then issuable upon the conversion of all outstanding shares of Class E Common Stock.

                  (6) No Transfer. No person holding shares of Class E Common Stock of record may transfer such shares, except by testamentary disposition or by operation of law, and any purported transfer other than as permitted by the preceding clause shall be ineffective, null and void.

                  (7) Registration. Shares of Class E Common Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. For this purpose, a "beneficial owner" of any shares of Class E Common Stock shall mean a person who, or any entity which, possesses the power, either singly or jointly, to direct the voting or disposition of such shares. The Corporation shall note on the certificates for shares of Class E Common Stock the restrictions on transfer and registration.


                                   ARTICLE SIX

                                 PREFERRED STOCK

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series (the "Preferred Stock Designation"). The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

                  (a) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;


                                       -8-

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                  (b) whether the shares of such series shall have voting
         rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

                  (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

                  (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

                  (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                  (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

                  (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                  (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock;

                  (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

                  (j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.

                  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.


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All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.


                                  ARTICLE SEVEN

                      LIMITATION OF LIABILITY OF DIRECTORS

                  No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this ARTICLE SEVEN shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

                  If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

                  This ARTICLE SEVEN may not be amended or modified to increase the liability of a director, or repealed, except upon the affirmative vote of the holders of 75% or more of the outstanding shares of Common Stock. Not such amendment, modification, or repeal shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification, or repeal.


                                  ARTICLE EIGHT

                                 INDEMNIFICATION

                  The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law of the Corporation, agreement, vote of stockholders or disinterested directors, or otherwise.






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                                  ARTICLE NINE

                                   AMENDMENTS

                  The Corporation reserves the right to amend or repeal any provisions contained in this Restated Certificate of Incorporation at any time in the manner now or hereafter prescribed in this Restated Certificate of Incorporation and by the laws of the State of Delaware, and all rights herein conferred upon stockholders are granted subject to such reservation.

                                ****************


         IN WITNESS WHEREOF, said Board of Directors of Paradigm Music Entertainment Company has caused this Certificate to be signed by its Chairman and attested by its Assistant Secretary this 6th day of January, 1997.



                            By: s/ Thomas McPartland
                                ----------------------------------------
                                Thomas McPartland, Chairman and
                                Chief Executive Officer



                            By: s/ Scott R. Grodnick
                                ---------------------------------------
                                Scott R. Grodnick, Assistant Secretary



                                      -11-